Exhibit 99.1

News
Public & Investor Relations, Corporate & Marketing Communications

TRAFFIX

CONTACT:

Joshua B. Gillon

Traffix, Inc.
(845) 620-1212 ext. 205
joshg@traffixinc.com

KCSA

Joseph A. Mansi/Todd Fromer

CONTACT:	(212) 682-6300 ext. 205/215
jmansi@kcsa.com/tfromer@kcsa.com
http://www.kcsa.com

FOR IMMEDIATE RELEASE

TRAFFIX, INC. REPORTS FIRST QUARTER RESULTS

Board of Directors Declares Dividend of $.08 per share

PEARL RIVER, NY, April 14, 2004 — Traffix, Inc. (NASDAQ: TRFX), a leading on-line direct marketing and database management company, today reported results for the fiscal quarter ended February 29, 2004.

Net Revenue for the fiscal quarter ended February 29, 2004 decreased 21% to $7.2 million from $9.1 million for the comparable quarter of fiscal 2003.  Income from Operations for the fiscal quarter increased to $103,000 from $9,500 in the comparable quarter of fiscal 2003, representing a 900% increase.  Net income for the current first fiscal quarter was $353,000, or $0.03 per diluted share compared to net income of $431,000, or $0.03 per diluted share in the prior year’s comparable quarter.  The Company noted that the decline in revenue was primarily attributable to the March 2003 sale of its subsidiary, Montvale Management LLC, which contributed approximately $2.2 million in revenue in the first quarter of fiscal 2003.

The Company reported that on a sequential basis, Net Revenue remained relatively stable at $7.2 million when compared to $7.3 million reported in the fourth fiscal quarter of 2003.  The Company’s Income from Operations decreased 86% to $103,000 from $727,000 in the fourth fiscal quarter of 2003.  Additionally, on a sequential basis, the Company’s first fiscal quarter diluted earnings per share decreased to $0.03, compared with fourth fiscal quarter diluted earnings per share of $.07.

800 Second Avenue	Tel 212 682 6300	E-mail pr@kcsa.com
New York, NY 10017	Fax 212 697 0910	www.kcsa.com

The Company’s Balance Sheet included over $38.5 million in cash and marketable securities, or approximately $2.97 per share, as of February 29, 2004, as compared to $2.96 per share as of November 30, 2003.   Net Tangible Book Value Per Share decreased to $3.15 as of February 29, 2004 from $3.18 as of November 30, 2003, representing a less than 1% decline.  The Company noted that Net Tangible Book Value was not materially impacted by the payment of the fourth quarter dividend of $0.08 per share, or $1,038,000, in February 2004, which was offset by current earnings of $.03 per share, other comprehensive income of $.01 per share, and proceeds from option exercises of $.01 per share.  As of February 29, 2004, the Company’s current ratio declined to $6.88 of current assets to $1.00 of current liabilities, compared to $6.97 of current assets to $1.00 of current liabilities, as of November 30, 2003.

The Company announced that the Board of Directors declared a dividend of $.08 per share, payable on May 10, 2004, to shareholders of record as of May 1, 2004.

Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, “We reported another profitable quarter, maintained our strong balance sheet, while we continue to build our business.  In the quarter, we built EZ-Tracks.com, our new on-line discount music website that features thousands of popular songs available for download, including such genres as classical, rock, jazz, country, children’s, club, soundtracks, holiday, religious, and others, all priced significantly lower than other download sites.  With this new proprietary business line, which launched in April, Traffix should be able to profitably tap into one of the most pervasive uses of the Internet: downloadable music.  We also grew the customer base of our online dating site, Imatchup.com, and we increased the number of subscribers to our live technical support service.”  Mr. Schwartz added, “During the last year, we focused on building our direct-to-consumer billed businesses by allocating to these business lines a significant portion of our media that we would have otherwise used for clients.  As a result, we have built an installed base of customers who generate recurring revenue for the Company.  In addition, we believe these proprietary business lines will appeal to the growing base of consumers who are willing to transact on the Internet.”

About Traffix, Inc:

Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties.  It owns a variety of websites, and manages a database of millions of permission based, on-line consumers.  Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service.  For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company.  Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release.  Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2004 year-end results.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE:

(Unaudited)

	Three Months Ended
	February 29, 2004	February 28, 2003

Net revenue	$7,170,294	$9,117,229
Cost of sales	3,805,954	2,245,930
Gross profit	3,364,340	6,871,299

Selling expenses	447,930	2,319,559
General and administrative expenses	2,859,577	4,206,037
Bad Debt (recapture) expense	(46,457)	336,188
Income from operations	103,290	9,515

Other income (expense):
Interest income and dividends	108,732	154,601
Realized gains on marketable securities	11,023	738
Realized gain on prior year sale of subsidiary	195,000	—
Other non-operating income	46,193	(14,038)
Minority interest (income) loss	—	(120,328)

Income before (benefit) provision for income taxes	464,238	30,488

Provision (benefit) for income taxes	111,347 (a)	(401,000	)(b)
Effective tax rate	24.0%	0.0%
Net income	$352,891	$431,488

Diluted income per share:
Net income	$0.03	$0.03
Weighted average shares outstanding	13,551,989	13,096,590

(a)          In the quarter ended February 29, 2004, the Company recognized an effective tax rate of approximately 24%, compared to its historical effective tax rate of approximately 39%. The Company recognized tax benefits of approximately $0.2 million in previously devalued capital loss carryover deferred tax assets. Such prior year devalued capital loss deferred tax assets were utilized in the three months ended February 29, 2004 to partially offset the tax expense on the current period’s capital gain income of approximately $0.2 million.

(b)         In the quarter ended February 28, 2003, the Company recognized a tax benefit of approximately $416,500 relating to the measurement and resulting valuation adjustment to the Company’s deferred tax assets. The Company had applied a valuation allowance against such deferred tax assets in fiscal 2001 because there was no appreciated capital gain property held by the Company at such time. In March 2003, the Company disposed of an interest in a majority-owned subsidiary and such disposition yielded capital gain income of approximately $1.25 million. It is this discrete event that caused the Company to re-evaluate its deferred tax assets during the quarter ended February 28, 2003, and to correspondingly recognize the tax benefit of $416,500 referenced above.

TRAFFIX, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEETS

	February 29, 2004	November 30, 2003
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,060,549	$9,939,657
Marketable securities	28,521,661	28,272,520
Accounts receivable, trade, net of allowance for doubtful accounts of $826,148 at February 29, 2004 and $872,905 at November 30, 2003	4,144,478	4,076,947
All other current assets	2,279,659	2,361,563
Total current assets	45,006,347	44,650,687

Total non-current assets	4,720,830	5,299,850
Total assets	$49,727,177	$49,950,537

Liabilities
Total liabilities - current	$6,538,592	$6,403,804
Total liabilities - non-current - (deferred taxes payable)	207,820	207,820
Total shareholders’ equity	42,980,765	43,338,913
Total liabilities and shareholders’ equity	$49,727,177	$49,950,537

Working Capital (Current assets less current liabilities)	$38,467,755	$38,246,883
Current Ratio	$6.88	$6.97
Combined Cash and Marketable Securities	$38,582,210	$38,212,177
Common stock issuable and outstanding after treasury shares	12,976,202	12,922,166
Tangible Book Value per share	$3.15	$3.18
Combined Cash and Marketable Securities per share	$2.97	$2.96

	Three Months Ended:
	February 29, 2004	February 28, 2003
Other Unaudited Operations Data for the period presented:
Income from operations	$103,290	$9,515
Depreciation and amortization	322,638	368,748
EBITDA (c)	$425,928	$378,263

(c) EBITDA is net income excluding special charges, interest expense, interest and dividend income, net gains (losses) on the sale of marketable securities, realized gains on subsidiary sales, permanent impairment charges to long lived assets, other nonoperating income (expense) and minority interest (income) loss, depreciation, amortization and income taxes.